EXHIBIT 99.1

October 26, 2017 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 3rd Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the "Company") reported consolidated net income for the quarter ended September 30, 2017, of $1,653,000, an increase from the $358,000 earned for the third quarter of 2016.   Earnings per share for the third quarter of 2017 were $.35 compared to $.08 for the prior year third quarter.  For the nine months ended September 30, 2017, net income totaled $6,611,000, a 35.0 percent increase from net income of $4,896,000 for the nine months ended September 30, 2016.  Earnings per share were $1.41 for the first nine months of 2017 versus $1.15 for the first nine months of 2016.  Return on average assets and return on average equity were .87 percent and 8.24 percent, respectively, for the nine months ended September 30, 2017, compared to .74 percent and 6.85 percent, respectively, for the same period in the prior year.

"August 5th marked the one year anniversary of our merger with The Milton Banking Company," commented Thomas E. Wiseman, President and CEO. "Throughout today's earnings announcement you will note the benefits of this strategic alliance; from increased lending relationships to a wider branch network of convenient locations. This is an exciting time as these two companies, both deeply rooted in our shared belief to put Community First, move forward as one fully integrated community bank."

For the third quarter of 2017, net interest income increased $1,283,000, and for the nine months ended September 30, 2017, net interest income increased $4,913,000 from the same respective periods last year.  Positively impacting net interest income was the growth in earning assets.  For the nine months ended September 30, 2017, average earning assets increased $120 million from the same period the prior year.  The growth in average earning assets was attributable to average loans, which increased $130 million.  In addition to positive loan growth from existing markets, the growth in loans was supplemented from recent expansion initiatives.  During the third quarter of 2016, the Company acquired Milton Bancorp, Inc. ("Milton"), which contributed $106 million to the growth in loans.  Furthermore, the Company opened a loan production office in Athens, Ohio in late 2015.  Average loans for the Athens location increased $13 million for the first nine months of 2017, as compared to the same period last year.  Adding to the contribution from the growth in earning assets was the increase in the strong net interest margin, or profit margin on earning assets.  For the nine months ended September 30, 2017, the net interest margin was 4.50 percent, compared to 4.34 percent for the same period the prior year.  The improvement in net interest margin was related to the general increase in interest rates and to higher loan balances relative to total earning assets.

For the three months ended September 30, 2017, the provision for loan losses totaled $1,601,000, a decrease of $107,000, and for the nine months ended September 30, 2017, the provision for loan losses totaled $1,921,000, a decrease of $407,000, from the same respective periods in 2016.  The provision for loan loss expense incurred for the three months ended September 30, 2017 was primarily related to net charge-offs of $1,241,000 and to an increase in specific reserves on collateral dependent impaired loans of $142,000.  For the nine months ended September 30, 2017, the provision for loan loss expense incurred was related to net charge-offs of $2,308,000, which was partially offset by a net decrease in the sum of specific reserves on collateral dependent impaired loans and general reserves for various loan portfolio risks.  The ratio of nonperforming loans to total loans was 1.19 percent at September 30, 2017, compared to 1.26 percent at December 31, 2016 and 1.31 percent at September 30, 2016.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at September 30, 2017 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was .94 percent of total loans at September 30, 2017, compared to 1.05 percent at December 31, 2016 and 1.04 percent at September 30, 2016.

For the three months ended September 30, 2017, noninterest income totaled $2,282,000, compared to $1,693,000 for the same period last year, an increase of $589,000.  Noninterest income totaled $7,507,000 for the nine months ended September 30, 2017, as compared to $6,789,000 for the same period last year, an increase of $718,000.  The increase in noninterest income was related to the higher deposit base associated with the Milton acquisition.  For the nine months ended September 30, 2017, interchange income earned from debit and credit transactions increased $642,000 and service charges on deposit accounts increased $161,000, respectively, from the same period last year.  In conjunction with various benefit plans for directors and key employees, the Company maintains an investment in bank owned life insurance.  During the third quarter, income from bank owned life insurance increased $402,000 in relation to the receipt of life insurance proceeds of $399,000.  Partially offsetting the increases above was tax refund processing fees.  For the first nine months of 2017, tax refund processing fees totaled $1,667,000, a decrease of $370,000 from the same period the prior year.  The decrease was related to the lower per item fee received by the Company under the contract with the third-party tax refund product provider.  For the first nine months of 2017, all other noninterest income sources decreased $121,000 from the same period a year ago, led by losses on foreclosed properties.

For the three months ended September 30, 2017, noninterest expense totaled $9,222,000, an increase of $394,000 from the same period last year.  For the nine months ended September 30, 2017, noninterest expense totaled $28,473,000, an increase of $3,903,000, or 15.9 percent, from the same period last year.  Generally, the acquisition of Milton during the third quarter of 2016 contributed to an increase in most noninterest expense categories, related to having a larger organization after the merger.  However, for the nine months ended September 30 2017, merger related expenses decreased $744,000 from the same time period last year.  The Company's largest noninterest expense, salaries and employee benefits, decreased $13,000 as compared to the third quarter of 2016 and increased $1,398,000 as compared to the first nine months of 2016.  Contributing to the decrease for the third quarter was a one-time $316,000 reduction in non-qualified defined benefit expenses associated with the restructuring of and accounting for post-retirement benefits for a former employee.  The year-to-date increase was primarily related to adding Milton employees, annual merit increases, and higher health insurance expense.  Also adding to higher noninterest expense was fraud expense.  During the second quarter of 2017, management discovered four fraudulent wire transfers associated with a single account relationship totaling $933,000.  As of September 30, 2017, management was able to recover $103,000, resulting in a net expense of $830,000.  Subsequently, it has been determined that insurance coverage will cover $730,000 of the fraudulent expense, which will be reflected as a recovery in the fourth quarter.  Furthermore, a determination of whether or not the company's captive insurance subsidiary will cover all or part of any residual loss is still pending.  The remaining noninterest expenses increased $2,419,000 for the first nine months of 2017, as compared to the same period last year, led by data processing, professional fees, and foreclosure expense.

The Company's total assets at September 30, 2017 were $1.020 billion, an increase of $65 million, or 6.8 percent, from December 31, 2016.  The increase in assets was related to growth in loans of $43 million and investment securities totaling $10 million.  The growth in assets was funded predominately by an increase in deposits of $59 million.  At September 30, 2017, total shareholders' equity totaled $110 million, an increase of $5.4 million, or 5.2 percent, from the prior year end.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 19 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Caution Regarding Forward-Looking Information

Certain statements contained in this earnings release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "believes," "anticipates," "expects," "appears," "intends," "targeted" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares. The fair value measurements of assets acquired and liabilities assumed are subject to refinement for up to one year after the closing date of the acquisition of Milton as additional information relative to closing date fair values become available.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
PER SHARE DATA
Earnings per share	$0.35	$0.08	$1.41	$1.15
Dividends per share	$0.21	$0.19	$0.63	$0.61
Book value per share	$23.43	$22.67	$23.43	$22.67
Dividend payout ratio (a)	59.49%	242.95%	44.57%	53.19%
Weighted average shares outstanding	4,688,284	4,466,601	4,680,846	4,246,311

DIVIDEND REINVESTMENT (in 000's)
Dividends reinvested under
employee stock ownership plan (b)	$-	$-	$188	$181
Dividends reinvested under
dividend reinvestment plan (c)	$370	$427	$1,167	$1,248

PERFORMANCE RATIOS
Return on average equity	6.01%	1.40%	8.24%	6.85%
Return on average assets	0.66%	0.16%	0.87%	0.74%
Net interest margin (d)	4.52%	4.29%	4.50%	4.34%
Efficiency ratio (e)	72.33%	81.47%	72.46%	73.21%
Average earning assets (in 000's)	$918,443	$848,525	$944,842	$824,932

(a) Total dividends paid as a percentage of net income.
(b) Shares purchased from OVBC.
(c) Shares may be purchased from OVBC and on secondary market.
(d) Fully tax-equivalent net interest income as a percentage of average earning assets.
(e) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)
	Three months ended		Nine months ended
(in $000's)	September 30,		September 30,
	2017	2016	2017	2016
Interest income:
Interest and fees on loans	$10,489	$9,085	$31,410	$26,147
Interest and dividends on securities	828	739	2,634	2,360
Total interest income	11,317	9,824	34,044	28,507
Interest expense:
Deposits	757	597	1,985	1,605
Borrowings	292	242	855	611
Total interest expense	1,049	839	2,840	2,216
Net interest income	10,268	8,985	31,204	26,291
Provision for loan losses	1,601	1,708	1,921	2,328
Noninterest income:
Service charges on deposit accounts	541	575	1,575	1,414
Trust fees	64	58	177	174
Income from bank owned life insurance and
annuity assets	577	175	981	575
Mortgage banking income	59	44	164	162
Electronic refund check / deposit fees	0	13	1,667	2,037
Debit / credit card interchange income	863	653	2,506	1,864
Gain (loss) on other real estate owned	(23)	(8)	(94)	0
Other	201	183	531	563
Total noninterest income	2,282	1,693	7,507	6,789
Noninterest expense:
Salaries and employee benefits	5,019	5,032	15,528	14,130
Occupancy	449	466	1,331	1,300
Furniture and equipment	269	285	787	671
Professional fees	434	342	1,338	1,020
Marketing expense	273	249	785	744
FDIC insurance	99	81	366	378
Data processing	564	380	1,652	1,069
Software	365	368	1,102	962
Foreclosed assets	158	61	425	247
Amortization of intangibles	38	0	120	0
Merger related expenses	6	416	33	777
Other	1,548	1,148	5,006	3,272
Total noninterest expense	9,222	8,828	28,473	24,570
Income before income taxes	1,727	142	8,317	6,182
Income taxes	74	(216)	1,706	1,286
NET INCOME	$1,653	$358	$6,611	$4,896

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	September 30,	December 31,
	2017	2016
ASSETS
Cash and noninterest-bearing deposits with banks	$11,610	$12,512
Interest-bearing deposits with banks	38,792	27,654
Total cash and cash equivalents	50,402	40,166
Certificates of deposit in financial institutions	1,820	1,670
Securities available for sale	106,545	96,490
Securities held to maturity (estimated fair value: 2017 - $18,822; 2016 - $19,171)	18,168	18,665
Restricted investments in bank stocks	7,506	7,506
Total loans	777,957	734,901
Less: Allowance for loan losses	(7,313)	(7,699)
Net loans	770,644	727,202
Premises and equipment, net	13,205	12,783
Other real estate owned	2,219	2,129
Accrued interest receivable	2,532	2,315
Goodwill	7,371	7,801
Other intangible assets, net	550	670
Bank owned life insurance and annuity assets	26,576	29,349
Other assets	12,076	7,894
Total assets	$1,019,614	$954,640

LIABILITIES
Noninterest-bearing deposits	$233,178	$209,576
Interest-bearing deposits	616,003	580,876
Total deposits	849,181	790,452
Other borrowed funds	36,775	37,085
Subordinated debentures	8,500	8,500
Accrued liabilities	15,196	14,075
Total liabilities	909,652	850,112

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2017 - 5,352,005 shares issued; 2016 - 5,325,504 shares issued)	5,352	5,326
Additional paid-in capital	47,552	46,788
Retained earnings	72,781	69,117
Accumulated other comprehensive loss	(11)	(991)
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	109,962	104,528
Total liabilities and shareholders' equity	$1,019,614	$954,640